Exhibit 4.1

EXECUTION COPY

AMENDMENT NO. 1 TO STOCKHOLDER PROTECTION RIGHTS AGREEMENT

This Amendment No. 1 to Stockholder Protection Rights Agreement (this “Amendment”), effective as of May 24, 2006 is between AmSouth Bancorporation, a Delaware corporation (the “Company”), and AmSouth Bank, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Stockholder Protection Rights Agreement, dated as of December 18, 1997 (the “Rights Agreement”);

WHEREAS, Section 5.4 of the Rights Agreement provides that, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights;

WHEREAS, the Company and Regions Financial Corporation, a Delaware corporation (“Regions”), expect to enter into an Agreement and Plan of Merger dated as of May 24, 2006, as may be amended and supplemented from time to time (the “Merger Agreement”) pursuant to which, among other things, the Company will merge with and into Regions (the “Merger”) and each outstanding share of Common Stock of the Company will be converted into the right to receive 0.7974 shares of Regions Common Stock, upon surrender of the certificate or certificates representing such share of Common Stock, upon the terms and subject to the conditions of the Merger Agreement;

WHEREAS, as an inducement to and condition of Regions’s willingness to enter into the Merger Agreement, the Company intends to grant to Regions an option to acquire shares of the Company’s Common Stock, pursuant to a Stock Option Agreement, dated as of May 24, 2006, as may be amended and supplemented from time to time (the “AmSouth Option Agreement”), between the Company and Regions;

WHEREAS, pursuant to a resolution duly adopted on May 24, 2006, the Board of Directors of the Company has authorized the amendment of the Rights Agreement to exempt the Merger, the Merger Agreement, the AmSouth Option Agreement and the other transactions specifically contemplated thereby from the application of the Rights Agreement; and

WHEREAS, the Board of Directors of the Company has determined that such amendment is desirable and is consistent with the objectives of the Board of Directors in connection with the original adoption of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Amendment to the definition of Acquiring Person. The definition of “Acquiring Person” in Section 1.1 of the Rights Agreement is hereby amended by adding the following new paragraph to the end thereof:

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of Regions nor any of Regions’s Affiliates or Associates, shall be deemed to be an Acquiring Person solely by reason of: (i) the approval, execution or delivery of the Merger Agreement; (ii) the approval, execution or delivery of the AmSouth Option Agreement; (iii) the consummation of the transactions specifically contemplated thereby, each upon the terms and subject to the conditions of the Merger Agreement and the AmSouth Option Agreement.”

2. Amendment to the definition of Separation Time. The definition of “Separation Time” in Section 1.1 of the Rights Agreement is hereby amended by adding the following new sentence to the end thereof:

“Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Separation Time shall be deemed to have occurred by reason of: (i) the approval, execution or delivery of the Merger Agreement; (ii) the approval, execution or delivery of the AmSouth Option Agreement; or (iii) the consummation of the transactions specifically contemplated thereby, each upon the terms and subject to the conditions of the Merger Agreement and the AmSouth Option Agreement.”

3. Amendment to Section 1.1. Section 1.1 of the Rights Agreement is hereby amended by adding the following definitions:

“Regions” shall mean Regions Financial Corporation, a Delaware Corporation.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of May 24, 2006, as may be amended and supplemented from time to time, between Regions and the Company.”

“AmSouth Option Agreement” shall mean the Stock Option Agreement, dated as of May 24, 2006, as may be amended and supplemented from time to time, between Regions and the Company, pursuant to which the Company will grant to Regions an option to acquire shares of Common Stock.”

4. Effective Date. This Amendment become effective as of the date first written above but such effectiveness shall be contingent upon the execution and delivery of the Merger Agreement and the AmSouth Option Agreement by the Company.

5. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in that State.

7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8. Capitalized Terms. Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

AMSOUTH BANCORPORATION

By:	/s/ C. Dowd Ritter
Name:	C. Dowd Ritter
Title:	Chairman, President and Chief Executive Officer

AMSOUTH BANK

By:	/s/ C. Dowd Ritter
Name:	C. Dowd Ritter
Title:	Chairman, President and Chief Executive Officer